                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


[X]  Filed by Registrant.
     Filed by Party other than the Registrant

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-
       6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S)240.14a-12


                           GOTHIC ENERGY CORPORATION
               (Name of Registrant as Specified in Its Charter)

                                Not Applicable
      (Name of Person(s) Filing Proxy Statement if other than Registrant)


Payment of Filing Fee (check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1)  Title of each class of securities to which transaction applies:

     ----------------------------------------------------------------------

     2)  Aggregate number of securities to which transaction applies:

     ----------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     ----------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction:

     ----------------------------------------------------------------------
     5)  Total Fee Paid:

     ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the Fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     ----------------------------------------------------------------------
     2)  Form, Schedule or Registration Statement Number:

     ----------------------------------------------------------------------
     3)  Filing Party:

     ----------------------------------------------------------------------

     4)  Date Filed:
     ----------------------------------------------------------------------

                           GOTHIC ENERGY CORPORATION
                         Two Warren Place - Suite 1200
                            6120 South Yale Avenue
                            Tulsa, Oklahoma  74136

                    Notice of Annual Meeting of Shareholders
                                  June 6, 2000


     Notice is hereby given that the Annual Meeting of Shareholders of Gothic Energy Corporation (the "Company") will be held at The Main Ballroom, 19th Floor, Two Warren Place, 6120 South Yale Avenue, Tulsa, Oklahoma on Tuesday, June 6, 2000, at 10:00AM, for the following purposes:

     1. To elect three (3) directors of the Company to hold office until the next Annual Meeting of Shareholders in 2001 and until their respective successors are elected and qualified; and

     2. To transact such other business as may properly come before the meeting, or any adjournments thereof.


     Information with respect to the above is set forth in the Proxy Statement which accompanies this Notice. Only holders of shares of the Company's Common Stock of record at the close of business on April 28, 2000 (the "Record Date") are entitled to notice of and to vote at the Meeting.

     We hope that all of our shareholders who can conveniently do so will attend the Meeting. Shareholders who do not expect to be able to attend the Meeting are requested to mark, date and sign the enclosed proxy and return the same in the enclosed addressed envelope which requires no postage and is intended for your convenience.


                              R. Andrew McGuire, Secretary


Dated:  May 5, 2000

                           GOTHIC ENERGY CORPORATION

                                Proxy Statement
                        Annual Meeting of Shareholders

     The enclosed proxy is solicited by the Board of Directors of Gothic Energy Corporation, an Oklahoma corporation (the "Company"), from the holders of shares of Common Stock, $.01 par value ("Common Stock") to be voted at the Annual Meeting of Shareholders (the "Meeting") to be held at The Main Ballroom, 19th Floor, Two Warren Place, 6120 South Yale Avenue, Tulsa, Oklahoma, on Tuesday, June 6, 2000, at 10:00AM, and at any adjournments thereof.

     The only business which the Board of Directors intends to present or knows that others will present at the Meeting is the election of three Directors of the Company to hold office until the next Annual Meeting of Shareholders in 2001 and until their successors have been elected and qualified. Management does not know of any other business to be brought before the Meeting but it is intended that as to any other business, a vote may be cast pursuant to the proxy in accordance with the judgment of the person or persons acting thereunder. If proxies in the enclosed form are properly executed and returned, the Common Stock represented thereby will be voted at the Meeting in accordance with the shareholder's direction. Unless otherwise specified, proxies in the enclosed form will be voted for the election of three Directors named as nominees. Any shareholder giving a proxy has the power to revoke it at any time before the proxy is voted by revoking it in writing, by executing a later dated proxy or appearing at the Meeting and voting in person. Any writing revoking a proxy should be addressed to R. Andrew McGuire, Secretary of the Company, at the address set forth below.

     The Directors to be elected at the Meeting will be elected by a plurality of the votes cast by the holders of Common Stock present in person or by proxy and entitled to vote. Votes may be cast for or withheld from each nominee as a Director. Votes that are withheld will have no effect on the outcome of the election because Directors will be elected by a plurality of votes cast.

     Under the rules of the New York Stock Exchange, brokers who hold shares in street name have the authority to vote on certain routine matters on which they have not received instructions from beneficial owners. Brokers holding shares of the Company's Common Stock in street name who do not receive instructions are entitled to vote on the election of Directors.

     Only holders of record of Common Stock as of the close of business on April 28, 2000 are entitled to vote at the Meeting or any adjournments thereof. On such date, the Company had outstanding voting securities having the right to vote at the meeting consisting of 18,685,765 shares of Common Stock, each of which shares is entitled to one (1) vote on all proposals submitted to a vote of shareholders at the Meeting.

     The Company's principal executive office address is Gothic Energy Corporation, Two Warren Place, Suite 1200, 6120 South Yale Avenue, Tulsa, Oklahoma 74136, and its telephone number is (918) 749-5666. This Proxy Statement and the enclosed Form of Proxy will be mailed to the Company's shareholders on or about May 5, 2000.



                             ELECTION OF DIRECTORS

     At the Meeting, it is proposed to elect three Directors to hold office until the next Annual Meeting of Shareholders in 2001 and until their respective successors are elected and qualified. It is intended that, unless otherwise indicated, the shares of Common Stock represented by proxies solicited by the Board of Directors will be voted for the election as Directors of the three nominees hereinafter named. If, for any reason, any of said nominees shall become unavailable for election, which is not now anticipated, the proxies will be voted for the other nominees and may be voted for a substitute nominee designated by the Board of Directors. Each nominee has indicated that he is willing and able to serve as a Director if elected, and, accordingly, the Board of Directors does not have in mind any substitute.

     The nominees as Director, their ages and position with the Company are as follows:

     Name                     Age       Position With Company
     ----                     ---       ---------------------

     John J. Fleming           60       Chairman of the Board and
                                          Director
     Michael K. Paulk          51       President and Director
     Brian E. Bayley           47       Director


     John J. Fleming: Mr. Fleming was elected a Director of the Company in October 1994. Mr. Fleming is currently President of Bonanza Energy Ltd., engaged in oil and gas exploration and diversified investments. From August 1995 through December 1999, he was Chairman, President and Chief Executive Officer of Profco Resources Ltd., engaged in oil and gas exploration. In December 1998, it merged with GHP Exploration Ltd. to form TransAtlantic Petroleum Corp. Mr. Fleming was Chairman of the Board of American Natural Energy Corporation ("ANEC") from August 1993 to July 1994. He has been involved in the oil and gas industry as president, chairman or chief executive officer of a number of corporations for more than the past fifteen years. Mr. Fleming is also a Director of Imco Recycling Inc., Newfoundland Capital Corporation, CHC Helicopter Corporation, TransAtlantic Petroleum Corp., Poco Petroleum Ltd., Southwestern Gold Corporation and Canabrava Diamond Corporation.

     Michael K. Paulk: Mr. Paulk was elected President and Director of the Company in October 1994. Mr. Paulk has been engaged in the oil and gas industry for more than fifteen years. He was President of ANEC from its inception in 1985 until his resignation in September 1994 after its acquisition by Alexander Energy Corporation in July 1994.

     Brian E. Bayley: Mr. Bayley was elected a Director of the Company in February 1996. He has been President of Quest Management Corp., a private management company, since December 1996, and of Quest Ventures Ltd., a private merchant banking company, since December 1996. Prior to April 1997, Mr. Bayley held a variety of positions with Quest Oil & Gas Inc., including Vice President, Corporate Administration from September 1986 to October 1990, President and Chief Executive Officer from October 1990 to October 1996, and Secretary from October 1996 to April 1997. He was a Director from November 1990 to April 1997. Mr. Bayley is a Director of a number of other corporations, none of which are reporting companies under the Securities Exchange Act of 1934, as amended.



Director and Officer Securities Reports

     The Federal securities laws require the Company's Directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of any equity securities of the Company. Copies of such reports are required to be furnished to the Company. To the Company's knowledge, based solely on a review of the copies of such reports and other information furnished to the Company, all persons subject to these reporting requirements filed the required reports on a timely basis with respect to the Company's year ended December 31, 1999.

                  EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

     The Company's executive officers and other employees who are expected to make a significant contribution to the Company are as follows:



        Name                  Age         Position With Company
        ----                  ---         --------------------
        Michael K. Paulk       51         President
        Steven P. Ensz         48         Vice-President, Finance and
                                             Chief Financial Officer
        Bennett G. Shelton     43         Vice-President of Land and Contract
                                             Administration
        Richard O. Mulford     47         Vice-President of Operations
        Robert G. Snead        62         Exploitation Manager
        David Evans            44         Petroleum Engineer
        R.L. Hilbun            52         Full-Time Consultant, Drilling
                                             and Completion Engineer
        R. Andrew McGuire      33         Secretary and Controller


     Michael K. Paulk:  Mr. Paulk's employment background is described above.

     Steven P. Ensz: Mr. Ensz has been Vice-President, Finance and Chief Financial Officer of the Company since March 18, 1998 and is responsible for the financial activities of the Company. From July 1991 to February 1998, he was Vice-President, Finance of Anglo-Suisse, Inc., an oil and natural gas exploration and producing company. From December 1983 to June 1991, he held various positions within the energy industry, including President of Waterford Energy, an independent oil and gas producer. Prior to December 1983, he was a partner with Oak, Simon & Ott, CPAs. He is a certified public accountant.

     Bennett G. Shelton: Mr. Shelton was elected Vice-President of Land and Contract Administration on December 9, 1998. Prior thereto, he was employed by the Company as Land Contracts Manager since May 1995. From August 1994 to May 1995, he was a Senior Landman with AEOK and prior thereto he was a Land and Acquisition Manager with ANEC. Prior to April 1991, he was a staff landman with Santa Fe Minerals, Inc. for approximately ten years.

     Richard O. Mulford: Mr. Mulford was elected Vice-President of Operations on December 9, 1998. From April 1995 to November 1998, he was employed as Operations Manager of the Company. From April 1985 to April 1995, he was a Production Superintendent with ANEC and has been employed in the oil and natural gas industry since 1978.

     Robert G. Snead: Mr. Snead, who has served as a geologist for the Company on a full-time consulting basis since April 1997, was hired as a full-time employee effective September 1, 1997. Between early 1994 and April 1997, he was employed as an independent geologist and from 1985 to 1994 was the Senior Vice-President/ Exploration Manager of LOGO, Inc., an oil and natural gas well operating company.

     David Evans: Mr. Evans was hired by the Company as a petroleum engineer in November 1997. Prior thereto, he was Production Manager for Petroleum Properties Management Co. from March 1996 to October 1997. From April 1992 to March 1996, he was Engineering Manager for AEOK and from September 1987 to April 1992 he was Vice-President of Exploration and Production for Bradmar Petroleum Corporation.

     R.L. Hilbun: Mr. Hilbun is a full-time consultant to the Company serving as a drilling and completion engineer. He has served in this capacity since March 1997. Prior thereto, commencing in 1982, he was Vice-President, Operations of PSEC, Inc., a natural gas and oil well operating company. He has been employed in the natural gas and oil industry since 1970.

     R. Andrew McGuire: Mr. McGuire has been employed by the Company as Controller since November 1994. Mr. McGuire is also Secretary of the Company. From February 1991 to October 1994, he was employed as Accounting Manager of ANEC. From May 1988 to February 1991, he was employed by OXY-USA, Inc., a subsidiary of Occidental Petroleum Corp., as an accountant. Mr. McGuire is a certified public accountant.



                             EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation paid during the Company's three fiscal years ended December 31, 1999 to the Company's chief executive officer and all other executive officers who received compensation exceeding $100,000 and who served in such capacities at December 31, 1999:

                                                  SUMMARY COMPENSATION TABLE
                                                     Annual Compensation
--------------------------------------------------------------------------------------------------------------------------
                                                                                                   Compensation
                                                                                     --------------------------------------
                                                                              Other           Long-Term
     Name and                                                                 Annual           Awards/           All Other
Principal Position            Year           Salary           Bonus            Comp.           Option(#)           Comp.
---------------------------------------------------------------------------------------------------------------------------


Michael K. Paulk                  1999           $189,000      $180,000           -0-            375,000           $179,000(1)
                                  1998            180,000       125,000           -0-            375,000                -0-
                                  1997            150,000        75,000           -0-                -0-                -0-
Steven P. Ensz(2)                 1999            157,500       130,000           -0-            375,000                -0-
                                  1998            118,750       100,000           -0-            125,000                -0-
Richard O. Mulford                1999            109,000        15,000           -0-             70,000                -0-
                                  1998             72,000        10,000           -0-             50,000                -0-
                                  1997             66,000         5,500           -0-             40,000                -0-
Bennett G. Shelton                1999            109,000        15,000           -0-             75,000                -0-
                                  1998             72,000        10,000           -0-             50,000                -0-
                                  1997             66,000         5,500           -0-             40,000                -0-


______________
(1) On September 14, 1999, the Board of Directors of the Company authorized the forgiveness of the repayment of a note owing by Mr. Paulk to the Company.
(2)  Mr. Ensz was employed by the Company in March 1998.


Option Grants in Year Ended December 31, 1999.
----------------------------------------------

     The following table provides information with respect to the above named executive officers regarding options granted to such persons during the Company's year ended December 31, 1999.

                                                                  % of Total
                                          Number of                Options                                       Market
                                          Securities            SARs Granted     Exercise or                    Price on
         Name                          Underlying SARs          Employees in      Base Price    Expiration      Date of
                                     Options Granted(#)           Fiscal Year     ($/Share)        Date          Grant
--------------------------------------------------------------------------------------------------------------------------

Michael K. Paulk                         250,000(1)                    19%            $0.53       02/03/2004         $0.53
                                         125,000(2)                    10%             0.15       12/31/2004          0.15
Steven P. Ensz                           250,000(1)                    19%             0.53       02/03/2004          0.53
                                         125,000(2)                    10%             0.15       12/31/2004          0.15
Richard O. Mulford                        70,000(3)                     5%             0.40       07/22/2004          0.40
Bennett G. Shelton                        75,000(3)                     6%             0.40       07/22/2004          0.40

__________________________

(1) Of which, options to purchase 125,000 shares become exercisable on February 3, 2000 and options to purchase the remaining 125,000 shares become exercisable on February 3, 2001, provided, however, such options become immediately fully exercisable in the event of a "change of control," as defined, of the Company.
(2) Of which, options to purchase 62,500 shares become exercisable on December 31, 2000 and options to purchase the remaining 62,500 shares become exercisable on December 31, 2001, provided, however, such options become immediately fully exercisable in the event of a "change of control," as defined, of the Company.
(3) Of which, options to purchase 35,000 shares and 37,500 shares, respectively, become exercisable on July 22, 2000 and options to purchase the remaining 35,000 shares and 37,500 shares, respectively, become exercisable on July 22, 2001, provided, however, such options become immediately fully exercisable in the event of a "change of control," as defined, of the Company.

Stock Option Holdings at December 31, 1999.
------------------------------------------

     The following table provides information with respect to the above named executive officers regarding Company options held at the end of the Company's year ended December 31, 1999 (such officers did not exercise any options during the most recent fiscal year).

                                                                                      Value of Unexercised
                                  Number of Unexercised Options                       In-the-Money Options
                                       at December 31,1999                          at December 31, 1999 (1)
        Name                  Exercisable               Unexercisable           Exercisable        Unexercisable
-------------------------------------------------------------------------------------------------------------------

Michael K. Paulk                  312,500                    562,500                 -0-                 -0-
Steven P. Ensz                     62,500                    437,500                 -0-                 -0-
Richard O. Mulford                105,000                     95,000                 -0-                 -0-
Bennett G. Shelton                100,000                    100,000                 -0-                 -0-

____________________________
(1)  Based on the closing sales price on December 31,1999 of $0.15.





Employment Agreements

  The Company has entered into an employment agreement with Michael Paulk effective January 1, 1999 pursuant to which he is employed as the President of the Company. Mr. Paulk currently receives a base salary of $225,000 per year. In addition, he is to receive a cash bonus as may be determined by the Company's Board of Directors. Mr. Paulk is also entitled to participate in such incentive compensation and benefit programs as the Company makes available. The term of Mr. Paulk's agreement is for a period of three years and at the end of the first year and at the end of each succeeding year the agreement is automatically extended for one year such that at the end of each year there will automatically be three years remaining on the term of the agreement. Mr. Paulk can terminate the agreement at the end of the initial term and any succeeding term on not less than six months notice. In the event the employment agreement is terminated by the Company (other than for cause, as defined), Mr. Paulk is entitled to receive a payment representing all salary due under the remaining full term of his agreement and the Company is obligated to continue his medical insurance and other benefits provided under the agreement in effect for a period of one year after such termination. In the event of a change in control, as defined, of the Company, Mr. Paulk has the right to terminate his employment agreement with the Company within sixty days thereafter, whereupon the Company would be obligated to pay to him a sum equal to three years his base salary under the agreement plus a lump sum payment of $250,000.

  The Company has also entered into an employment agreement with Steven P. Ensz effective January 1, 1999 pursuant to which he is employed as the Vice President and Chief Financial Officer of the Company. Mr. Ensz currently receives a base salary of $187,500 per year. In addition, he is to receive a cash bonus as may be determined by the Company's Board of Directors. Mr. Ensz is also entitled to participate in such incentive compensation and benefit programs as the Company makes available. The term of Mr. Ensz' agreement is for a period of three years and at the end of the first year and at the end of each succeeding year the agreement is automatically extended for one year such that at the end of each year there will automatically be three years remaining on the term of the agreement. Mr. Ensz can terminate the agreement at the end of the initial term and any succeeding term on not less than six months notice. In the event the employment agreement is terminated by the Company (other than for cause, as defined), Mr. Ensz is entitled to receive a payment representing all salary due under the remaining full term of his agreement and the Company is obligated to continue his medical insurance and other benefits provided under the agreement in effect for a period of one year after such termination. In the event of a change in control, as defined, of the Company, Mr. Ensz has the right to terminate his employment agreement with the Company within sixty days thereafter, whereupon the Company would be obligated to pay to him a sum equal to three years his base salary under the agreement plus a lump sum payment of $200,000.

Directors Compensation

  Each non-employee Director of the Company received a fee of $15,000 for serving in that capacity during 1999, and each non-employee Director is reimbursed for his out-of-pocket expenses in attending meetings.

Certain Relationships and Related Transactions

     At December 31, 1998, Mr. Paulk was indebted to the Company in the amount of $179,000 under an interest bearing promissory note dated September 1, 1997 due, as extended, on January 31, 2000. On September 14, 1999, the Board of Directors of the Company authorized the forgiveness of the repayment of this note.

  On January 23, 1998, the Company completed the Amoco Acquisition pursuant to which, among other things, the Company issued to Amoco a five-year common stock purchase warrant to purchase 1.5 million shares of Common Stock exercisable at $3.00 per share.

     On April 27, 1998, the Company completed a transaction, entered into on March 31, 1998, with Chesapeake Energy Corporation ("Chesapeake") pursuant to which it (i) executed a participation agreement (the "Participation Agreement") granting to Chesapeake a 50% interest in substantially all of the Company's undeveloped acreage, (ii) sold for $20.0 million a 50% interest in the Company's natural gas and oil properties in the Arkoma basin, and (iii) sold 50,000 shares of Series B Preferred Stock and a common stock purchase warrant. The Series B Preferred Stock had a liquidation preference of $50.0 million and a dividend rate per annum equal to 12 1/2% of the aggregate liquidation preference payable in additional shares of Series B Preferred Stock, provided that, after April 1, 2000, at the Company's option, dividends may be paid in cash. On June 30, 2008, the Series B Preferred Stock is mandatorily redeemable in shares of Common Stock valued at the fair market value on the date of redemption. The Company has the option at any time prior to April 30, 2000 to redeem the Series B Preferred Stock, in whole or in part, at 105% of the liquidation preference payable in cash out of the net proceeds of a public or private offering of any equity security. After April 30, 2000, the Series B Preferred Stock can be redeemed, in whole or in part, at a redemption price equal to the liquidation preference. After April 20, 2000, the Series B Preferred Stock is convertible into a number of shares of Common Stock determined by dividing the liquidation preference by the higher of $2.04167 or the fair market value on the date the Series B Preferred Stock is converted. Notwithstanding the foregoing, no holder or group can convert the Series B Preferred Stock to the extent that the conversion of such shares would cause such holder or group to own more than 19.9% of the Company's outstanding Common Stock. The shares of Series B Preferred Stock have no voting rights except as required by Oklahoma law. At December 31, 1999, reflecting dividends paid, Chesapeake held 59,216 shares of Series B Preferred Stock. The Series B Preferred Stock ranks senior to all classes of Common Stock and other series and classes of preferred stock with respect to dividend rights and rights on liquidation, winding up and dissolution.

     On August 17, 1999, Chesapeake fully exercised the common stock purchase warrant issued in April 1998 and purchased 2,394,125 shares of the Company's Common Stock. The shares were issued pursuant to the cashless exercise provisions of the warrant that permitted Chesapeake to surrender the right to exercise the warrant for a number of shares of Common Stock having a market value equivalent to the total exercise price. The total exercise price was $23,941.25 or $0.01 per share. An aggregate of 45,121 warrants were surrendered in payment of the total exercise price.

     Pursuant to the Participation Agreement, the Company sold Chesapeake the right through April 30, 2003 to participate in up to 50% of the Company's interest in the development of any of the Company's non-producing leasehold interests (other than the Arkoma basin and certain New Mexico properties). Chesapeake also was sold the right to participate in up to 50% of the Company's interest in any subsequently acquired properties. During the year ended December 31, 1999, Chesapeake elected to participate to the extent of 50% of the Company's interest in the development of 29 non-producing properties and no acquired properties.

     On February 29, 2000, the Company and Chesapeake entered into agreements to substantially revise the Participation Agreement and provide for the Company to redeem its Series B Preferred Stock and Common Stock held by Chesapeake (the "Securities") as part of a plan of restructuring. The redemption of the Securities and the various revisions to the Participation Agreement are subject to material conditions including approval by certain lenders of the Company.

     The revised agreement and Securities redemption include the following significant terms:

  . Extension of the Participation Agreement for three years with an immediate exclusion of the state of Texas south of latitude 34o North from the provisions of the Participation Agreement.

  . Granting a right of first refusal to Chesapeake on any property dispositions made by the Company, provided the foregoing does not apply to a sale of substantially all of the Company's assets to an unaffiliated third party through a merger, reorganization, consolidation or the sale of all of the Company's equity ownership.

  . Segregation of first development rights, with the Company having the first right to future drilling, completion and operating activities in its core operating area in the Watonga-Chickasha Trend and also to its undeveloped acreage in Potato Hills, Carter Knox, Cottonwood Creek, Oklahoma and Pecos Slope, New Mexico. Chesapeake will have first right in all other areas containing Participation Agreement acreage. Additionally, Chesapeake will assume operations of 28 wells which were drilled pursuant to the Participation Agreement by Chesapeake but had been operated since first production by the Company.

  . A permanent assignment to Chesapeake of the undeveloped leasehold interest originally assigned to Chesapeake on March 31, 1998 that was subject to reassignment to the Company by Chesapeake in 2003.

  . A permanent assignment to Chesapeake of the Company's remaining undeveloped leasehold in 16 counties located in the Anadarko and Arkoma basins in Oklahoma and Kansas. The acreage in this assignment excludes 15 proved undeveloped locations retained by the Company. The Company's remaining 50% interest in undeveloped acreage outside the 16 county areas will not be conveyed to Chesapeake, and specifically, undeveloped acreage in Watonga-Chickasha Trend and the Cement Field is not being conveyed.

  . Chesapeake will have the right to acquire all of the Company's participation in wells in the 16 county area (excluding the participation in the 15 proved undeveloped locations retained by the Company) that are drilled between February 1, 2000 and the closing of this transaction. Chesapeake's cost to acquire these wells will be the reimbursement of the Company's un-recovered cost of drilling, completing and operating the wells.

  . Redemption by the Company of its entire issue of Series B Preferred Stock having a liquidation preference of approximately $61 million, at February 29, 2000, and of approximately 2.4 million shares of the Company's Common Stock.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Set forth below is information concerning the Common Stock ownership of all persons known by the Company to own beneficially 5% or more of the Company's Common Stock, and the Common Stock ownership of each Director of the Company and all Directors and officers of the Company as a group, as of April 28, 2000. As of April 28, 2000, the Company had 18,685,765 shares of Common Stock outstanding.

           Name and Address of Beneficial
         Holder, Identity of Group (1) (2)               Amount (3)                    Percent of Class
      --------------------------------------     ---------------------               ------------------
        Michael Paulk                                        1,049,891(4)                           6.6%
        John Fleming                                           712,500(5)                           3.7%
        Brian E. Bayley                                        712,500(6)                           3.7%

        Stratum Group, L.L.C. (7)                            1,000,000(8)                           5.1%
        650 Fifth Avenue
        New York, New York  10019

        Carl C. Icahn (7)                                    1,600,000                              8.6%
        High River Limited Partnership (7)
        Riverdale LLC (7)
        Little Meadow Corp. (7)
        100 South Bedford Road
        Mount Kisco, New York  10549

        Amoco Corporation (7)                                1,500,000(9)                           7.4%
        200 East Randolph Drive
        Chicago, Illinois  60601

        Chesapeake Energy Corporation(10)                    2,394,125                             12.8%
        6100 North Western Avenue
        Oklahoma City, Oklahoma 73118

        OppenheimerFunds, Inc. (11)                          1,265,913                              6.3%
        Two World Trade Center, 34th Floor
        New York, New York  10048

        All Officers and Directors as a                      3,374,891                             15.4%
        Group
        (6 persons)

________________________________
(1) This tabular information is intended to conform with Rule 13d-3 promulgated under the Securities Exchange Act of 1934 relating to the determination of beneficial ownership of securities. The tabular information gives effect to the exercise of warrants or options exercisable within 60 days of the date of this table owned in each case by the person or group whose percentage ownership is set forth opposite the respective percentage and is based on the assumption that no other person or group exercise their option.
(2) The address of Mr. Paulk is c/o the Company, 6120 South Yale Avenue, Suite 1200, Tulsa, Oklahoma 74136. The address of Mr. Fleming is 1500, 340 12th Avenue SW, Calgary, Alberta T2R 1L5. The address of Mr. Bayley is c/o Quest Management Corp., 1095 West Pender Street-Suite 850, Vancouver, British Columbia, Canada V6E 2M6.
(3) Except as otherwise noted, shares beneficially owned by each person as of March 1, 2000 were owned of record and each person had sole voting and investment power with respect to all shares beneficially held by such person.
(4) Includes (i) 312,500 shares issuable upon exercise of options at an exercise price of $0.40 per share and (ii) 187,500 shares issuable upon exercise of options at an exercise price of $0.40 per share, which become exercisable on April 28, 2000. Also includes 250,000 shares issuable on exercise of options at an exercise price of $0.53 per share, of which options to purchase 125,000 shares become exercisable on February 4, 2000 and options to purchase the remaining 125,000 shares become exercisable on February 4, 2001. Also includes 125,000 shares issuable on exercise of options at an exercise price of $0.15 per share, of which options to 62,500 shares become exercisable on December 31, 2000 and options to purchase the remaining 62,500 shares become exercisable on December 31, 2001. In the event of a "change of control" of Gothic Energy, as defined in the option agreements, such remaining options become immediately exercisable.
(5) Includes 100,000 shares issuable on exercise of options at an exercise price of $0.40 per share which are exercisable during the five-year period beginning July 11, 1995, 50,000 shares issuable on exercise of options at an exercise price of $0.40 per share which are exercisable during the five-year period beginning July 16, 1996, 150,000 shares issuable on exercise of options at an exercise price of $0.40 per share which are exercisable during the five year period beginning April 28, 1998, and 250,000 shares issuable on exercise of options at an exercise price of $0.53 per share which are exercisable during the five-year period beginning February 4, 1999. Also includes 162,500 shares issuable on exercise of options at an exercise price of $0.15 per share, of which 81,250 shares become exercisable on December 31, 2000 and options to purchase the remaining 81,250 shares become exercisable on December 31, 2001.
(6) Includes 150,000 shares issuable on exercise of options at an exercise price of $0.40 per share which are exercisable during the five-year period beginning July 16, 1996, 150,000 shares issuable on exercise of options at an exercise price of $0.40 per share which are exercisable during the five-year period beginning April 28, 1998, and 250,000 shares issuable on exercise of options at an exercise price of $0.53 per share which are exercisable during the five-year period beginning February 4, 1999. Also includes 162,500 shares issuable on exercise of options at an exercise price of $0.15 per share, of which 81,250 shares become exercisable on December 31, 2000 and options to purchase the remaining 81,250 shares become exercisable on December 31, 2001.
(7)  Based on information contained in Schedule 13D provided by such person.
(8) Issuable on exercise of common stock purchase warrants at $2.67 per share, as adjusted. The general partner of Stratum Group, L.P. is Stratum Finance, L.L.C. and the members of Stratum Finance, L.L.C. are Energy Investment Partners, a New York general partnership, Joseph M. Rinaldi, Michael W. Walker, Richard E. Bani, John C. Alvardo, Curt S. Taylor, and Betsy D. Cotton. Stratum Finance, L.L.C. is managed by Energy Investment Partners, which has four votes, Joseph M. Rinaldi, who has one vote, and Michael W. Walker, appointed by the natural person members of Stratum Finance, L.L.C., who has one vote. Energy Investment Partners has three general partners, SGLLC Partners, L.P. ("SGLLC"), SGLLC Partners Offshore, L.P. ("Offshore") and The Beacon Group Energy Investment Fund, L.P. ("Fund"). The sole general partner of each of SGLLC and Offshore is SG-GP, L.P. whose sole general partner is Energy Fund GPI, Inc. ("GPI"). The sole general partner of Fund is Beacon Energy Investors, L.P. ("Investors").
     The sole general partner of Investors is BEIGP, Inc. ("BEIGP"). The names of the officers and Directors of both GPI and BEIGP are Geoffrey Boisi, John McWilliams, Preston Miller, Harold Pote, Faith Rosenfeld, Robert Semmens, David Remmington, Thomas Mendell and Frank Murray.
(9) Issuable on exercise of common stock purchase warrants at $2.59 per share, as adjusted.
(10) In addition, as of April 28, 2000, Chesapeake holds approximately 62,827 shares of Senior Redeemable Preferred Stock Series B with a liquidation value of $1,000 per share. Commencing April 30, 2000, such shares are convertible into shares of Gothic Energy Common Stock by dividing the liquidation value by the conversion price currently $2.04167 per share of
     Common Stock.    The Company entered into an option agreement on February
     28, 2000 to redeem the shares of Common Stock and Preferred Stock held by Chesapeake, the consummation of which is subject to the fulfillment of certain conditions.
(11) Based on information contained in Schedule 13G/A provided by such person.



               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Company's Board of Directors has a Compensation Committee consisting of Messrs. Fleming and Bayley and an Audit Committee consisting of Messrs. Fleming and Bayley. The Compensation Committee makes determinations on behalf of the Board of Directors concerning salaries and incentive compensation for officers and employees of and consultants to the Company. The Audit Committee considers the retention of the Company's independent accountants, reviews the Company's annual financial statements and discusses the financial statements with the Company's independent accountants, reviews the independence of accountants conducting the audit, review the services of independent accountants, discusses with management and the independent accountants the Company's accounting system and related systems of internal control and consults as necessary with the independent accountants and the Company's financial staff. The Board of Directors does not have a nominating committee.

     The Company's Board of Directors held three (3) meetings during the year ended December 31, 1999. The compensation committee held two (2) meetings in 1999 and the audit committee held one (1) meeting in 1999.


                              INDEPENDENT AUDITORS

     Although the Company has not selected its independent accountants for the year 2000, it expects to select the firm of PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP has audited the Company's financial statements since 1994 and management of the Company believes it is in the Company's best interest to continue to have PricewaterhouseCoopers LLP audit the Company's financial statements for the year ended December 31, 2000.

     PricewaterhouseCoopers LLP served as the Company's independent accountants in 1999. Representatives of that firm are expected to be present at the annual meeting with the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

         SUBMISSION OF SHAREHOLDERS' PROPOSALS FOR 2001 ANNUAL MEETING

     Any proposals which shareholders intend to present for a vote of shareholders at the Company's 2001 Annual Meeting and which such shareholders desire to have included in the Company's proxy statement and form of proxy relating to that meeting must be sent to the Company's executive office and received by the Company not later than January 5, 2001.



                                    GENERAL

     The cost of soliciting proxies will be borne by the Company. In addition to solicitation by use of the mails, certain officers and regular employees may solicit proxies personally and by telephone and the Company will request banks, brokerage houses and nominees and fiduciaries to forward soliciting material to their principals and will reimburse them for their reasonable out-of-pocket expenses.

     The Company's Annual Report on Form 10-KSB for the year ended December 31, 1999, including financial statements, is being mailed to shareholders herewith. However, that report is not part of the proxy soliciting information.


                         By Order of the Board of Directors

                         R. Andrew McGuire, Secretary



Dated:  May 5, 2000

                           Appendix:  Form of Proxy


                           GOTHIC ENERGY CORPORATION
                         Two Warren Place - Suite 1200
                            6120 South Yale Avenue
                            Tulsa, Oklahoma  74136

          This Proxy Is Solicited On Behalf Of The Board Of Directors

     The undersigned hereby appoints Mr. Michael K. Paulk and Mr. R. Andrew McGuire, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all the shares of common stock of Gothic Energy Corporation held of record by the undersigned on April 28, 2000 at the annual meeting of shareholders to be held on June 6, 2000 or any adjournment thereof.

     1.  Election of Directors

         [ ] For all nominees listed below (except as marked to contrary below)

         [ ]    Withhold Authority to vote for all nominees listed below


Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.

     2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this Proxy will be voted for each of the Proposals.

     Please sign EXACTLY as name appears below. Please mark, sign, date and return the Proxy Card promptly using the enclosed envelope.

     When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.



Dated:  _______________, 2000    _____________________________________
                                 Signature
                                 Title (if required)



                                  _____________________________________
                                  Signature (if held jointly)